EXHIBIT 99.4



Not for release, publication or distribution in or into Canada, Australia or Japan





              TELEWEST COMMUNICATIONS PLC ("TELEWEST" OR "COMPANY")

                   MEDIAONE INCREASES ITS HOLDING IN TELEWEST


Telewest announces that MediaOne International Holdings, Inc. entered into a conditional agreement on 10 September 1998 to acquire up to 180,000,000 Telewest shares (the "Sale Shares") at a price of US$2.25 per Telewest share from Southwestern Bell International Holdings (UK-1) Corporation ("SBC"). The exact number of shares to be acquired will be determined over the coming weeks. Under the terms of the Company's relationship agreement with certain of its major corporate shareholders, Tele-Communications International, Inc. ("TINTA") has rights of first offer with MediaOne over the Sale Shares.

Following the issue of ordinary shares in the Company pursuant to (i) conversion of all the Company's convertible preference shares, (ii) the Pre-emptive Issue and (iii) the Offer for General Cable (assuming the exercise of all outstanding General Cable options and full acceptance of the Offer), and assuming the purchase by MediaOne of all the Sale Shares, the Company's major corporate shareholder groups are expected to own the following number of shares in the Company's enlarged ordinary share capital:

                                                         SHARES               %
----------------------------------------------- ------------------ -------------
MediaOne                                              643,438,960        29.99%
+
TINTA                                                 463,438,961        21.60%

Cox                                                   253,765,818        11.83%

Vivendi                                               135,663,713         6.32%

SBC                                                    27,392,584         1.28%

It is expected that MediaOne and TINTA's respective holdings will continue to be held through TW Holdings, LLC (giving TW Holdings, LLC an interest of 51.59%). The agreement under which Cox Communications, Inc. ("Cox") agreed to contribute shares in the Company to TW Holdings, LLC (as described in the Company's Disclosure Document dated 29 June 1998) has now been terminated.

On 14 September 1998, Telewest received notification from MediaOne Group, Inc., MediaOne International Holdings, Inc., MediaOne UK Cable, Inc., MediaOne Cable Partnership Holdings, Inc. and TW Holdings, LLC in accordance with sections 198 to 208 of the Companies Act 1985 (the "Act"). Such notification states that MediaOne Group, Inc., MediaOne International Holdings, Inc., MediaOne UK Cable, Inc., and MediaOne Cable Partnership Holdings, Inc. were interested, for the purposes of sections 198 to 202 of the Act and/or by virtue of sections 204 and

205 of the Act, in 1,388,036,323 ordinary shares in the capital of the Company.


15 September 1998
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PRESS ENQUIRIES

TELEWEST                                                      01483 750900
Charles Burdick

J. HENRY SCHRODER & CO. LIMITED ("SCHRODERS")                 0171 658 6000
James Steel

DEWE ROGERSON                                                 0171 638 9571
Anthony Carlisle


Schroders, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Telewest and no one else in connection with the Offer, the Pre-emptive Issue and Conversion and will not be responsible to anyone other than Telewest for providing the protections afforded to customers of Schroders or for giving advice in relation to the Offer, the Pre-emptive Issue and Conversion.